Exhibit 4.41

ADDENDUM NO.1
to a Consultancy Agreement dated 1st September 2010
with effect as of 1st January 2013
(the "Consultancy Agreement")

This Addendum No. 1 is dated as of 1st day of January 2013 and entered into by and between:

(1)
DRYSHIPS INC. a company organized and existing under the laws of Marshall Islands with registered address at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960 (the "Dryships"); and

(2)	VIVID FINANCE LIMITED, a company organized and existing under the laws of Cyprus and having its registered office at 10 Skopa street, Nicosia, Cyprus (the "Vivid")

(collectively referred to as "Parties", and individually as "Party").

WHEREAS pursuant to the terms of the Consultancy Agreement, Dryships engaged Vivid to act as consultant on financing matters for Dryships and its affiliates, subsidiaries or holding companies, including Ocean Rig UDW Inc., and Vivid accepted such engagement for a fee of twenty basis points (0.20%) on the total transaction amount.

WHEREAS Clause 2 of the Consultancy Agreement provides that:

"Engagement. The Company hereby engages the Consultant to act as consultant on matters of financing for the Company and for any affiliates, subsidiaries or holding companies (the "Affiliates") as directed by the Company, and to provide the services set forth herein below to this Agreement (the "Services") as defined in the Scope of Works and the Consultant hereby accepts such engagement".

WHEREAS the Parties have agreed to amend and/or vary the Consultancy Agreement in order to exclude the provision of financing services to the majority owned subsidiary of Dryships, Ocean Rig UDW Inc., from the scope of the Consultancy Agreement.

NOW THEREFORE the Parties hereto do mutually agree as follows:

Clause 2 of the Consultancy Agreement is hereby amended to read as follows:

"Engagement. The Company hereby engages the Consultant to act as consultant on matters of financing for the Company and for any affiliates or subsidiaries (the "Affiliates"), as directed by the Company, excluding its majority owned subsidiary, Ocean Rig UDW Inc. and its subsidiaries, and to provide the services set forth herein below to this Agreement (the "Services")

as defined in the Scope of Works and the Consultant hereby accepts such engagement".

All other terms and conditions of the Consultancy Agreement shall remain unaltered, in full force and effect and binding on the Parties.

IN WITNESS WHEREOF the Parties hereto have executed this Addendum as of the date first above written.

For and on behalf of DRYSHIPS INC. /s/ Ziad Nakhleh Name: Ziad Nakhleh Title: Chief Financial Officer	For and on behalf of VIVID FINANCE LIMITED /s/ Yiannoula Georghiades Name: Yiannoula Georghiades Title: Sole Director